UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 22, 2006

AMERALINK, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-32311	86-1010347
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1940 Zinfandel Drive, Suite Q
Rancho Cordova, CA	95670
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:    (916) 797-0207

(Former name or former address, if changed since last report)

1940 Zinfandel Drive, Suite C, Rancho Cordova, CA 95670

Item 1.01 Entry into a Material Definitive Agreement

Effective February 22, 2006, we entered into a non-binding letter of intent to acquire all of the issued and outstanding shares of 518 Media, Inc., a California corporation, which owes small percentage interests in various films and certain film distribution rights. If the proposed transaction is consummated, we would be the parent corporation and 518 Media our wholly owned subsidiary. Currently, we have 7,000,000 common shares issued and outstanding. The propose transactions calls for our reorganization so that at the close of the transaction there will be a total of 8,534,000 common shares outstanding, without taking into account the shares issued in connection with the private placement described below. The shareholders of 518 Media will own 5,300,000 shares and will occupy four of the five board of director seats.

The consummation of the transactions contemplated by the letter of intent is conditioned on the parties negotiating and entering into a definitive agreement and obtaining the required shareholder approvals. The letter of intent further states that as a condition precedent to the closing of the merger with 518 Media the parties complete a private placement offering of our common shares at the offering price of $0.40 per share with a minimum of $400,000 and a maximum of $600,000 gross proceeds under the terms set forth in the letter of intent. Pursuant to the letter of intent, 518 Media has agreed not to solicit, engage in or encourage discussions concerning an acquisition with another party until April 30, 2006.

The foregoing description of the 518 Media acquisition is qualified in its entirety by reference to the letter of intent, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

This Report may contain certain forward-looking statements and information relating to the Registrant that are based on the beliefs of management as well as assumptions made by and information currently available to management. These statements may include, among other things, the discussions of the Registrant's business strategy and expectations concerning the Registrant's future operations, product development costs and schedules, product rollout dates, customer acceptance, licensing of required third party technologies, ability to obtain required additional capital, profitability, liquidity, and capital resources.

Exhibits

Exhibit Number	SEC Reference Number	Title of Document	Location

10.1	(10)	Letter of Intent dated February 9, 2006 between Ameralink, Inc. and 518 Media, Inc.	Filed electronically herewith.

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SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERALINK, INC.

Dated: February 23, 2006	By	/s/ Robert Freiheit
Robert Freiheit, President and Chief Executive Officer
(Principal Executive Officer)

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